Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Green Mountain Coffee Roasters, Inc. of our report dated December 9, 2010 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Green Mountain Coffee Roasters, Inc., which appear in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, MA

July 29, 2011